EXHIBIT 99.1
MGIC INVESTMENT CORPORATION
ANNUAL MEETING OF SHAREHOLDERS
Thursday, May 10, 2007
9:00 a.m. Central Time
MARCUS CENTER FOR THE PERFORMING ARTS
929 North Water Street
Milwaukee, WI

proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 10, 2007.
By signing on the reverse side, I hereby appoint CURT S. CULVER and J. MICHAEL LAUER, and either one of them, as my proxy and attorney-in-fact, with full power of substitution by the Board of Directors of MGIC Investment Corporation (MGIC), to represent and vote, according to my choices specified on this proxy card, all shares of Common Stock of MGIC which I am entitled to vote at the Annual Meeting of Shareholders to be held at the Marcus Center for the Performing Arts, 929 North Water Street, Milwaukee, Wisconsin, on Thursday, May 10, 2007, at 9:00 a.m. Central Time, and at any adjournment.
I acknowledge that I have received MGIC’s Notice of Annual Meeting, Joint Proxy Statement/Prospectus and 2006 Annual Report.
Notice to Participants in MGIC’s Profit Sharing and Savings Plan and Trust: As a participant in the MGIC Investment Corporation Profit Sharing and Savings Plan and Trust (Plan), you have the right to instruct the Plan Trustee how to vote the shares of MGIC Common Stock allocated to your account. If you sign, date and return this card in the enclosed reply envelope and it is received by the Plan Trustee at least five days before the Annual Meeting, shares held in your account will be voted by the Plan Trustee in accordance with the voting choices you specify on the reverse side. You may revoke your instructions by delivering a signed proxy card with a later date to the Plan Trustee at least five days before the Annual Meeting. If your instructions are not timely received or if you do not respond, shares held in your account will be voted by the Plan Trustee in accordance with the Plan and applicable law.
See reverse for voting instructions.

DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED
ò Please detach here ò
The Board of Directors Recommends a Vote FOR Items 1, 3 and 4 and FOR All Nominees Listed in Item 2.

1.	Adopt the Agreement and Plan of Merger, by and between MGIC Investment Corporation and Radian Group Inc., dated February 6, 2007.	☐ For	☐ Against	☐ Abstain

2.	Election of directors:	01 James A. Abbott	03 Michael E. Lehman	☐	Vote FOR all nominees	☐	Vote WITHHELD
		02 Thomas M. Hagerty			(except as marked)		from all nominees
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

3.	Ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of MGIC Investment Corporation.	☐ For	☐ Against	☐ Abstain

4.	Adjourn the Annual Meeting if necessary to permit further solicitation in the event there are not sufficient votes at the time of the Annual Meeting to approve the Agreement and Plan of Merger referred to in Item 1.	☐ For	☐ Against	☐ Abstain

5.	In his discretion, each Proxy is authorized to vote upon such other business as may properly come before the meeting or any adjournment.
THIS PROXY, WHEN PROPERLY SIGNED, WILL BE VOTED IN ACCORDANCE WITH THE CHOICES SPECIFIED ABOVE BY THE UNDERSIGNED SHAREHOLDER. IF NO CHOICES ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR ITEMS 1, 3 AND 4 AND FOR ALL NOMINEES LISTED IN ITEM 2.

Address Change? Mark Box ☐ Indicate changes below:	Date

Signature(s) in Box
Please sign exactly as your name appears to the left. Joint owners should each sign personally. A corporation should sign full corporate name by duly authorized officers and affix corporate seal. When signing as attorney, executor, administrator, trustee or guardian, give full title.